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                                  REN RONG PAN
                                 ATTORNEY AT LAW
                            THE GLORY CHINA BUILDING
                           11 EAST BROADWAY, SUITE 6D
                            NEW YORK, NEW YORK 10038
                            TELPHONE: (212) 406-5533
                            FACSIMILE: (212) 964-5030



Re:  Registration Statement of Upright Investments


Dear Sirs:

I act as counsel for Upright Investments (the "Trust"), a Trust established under the law of the State of Delaware located at 615 West Mt. Pleasant Ave., Livingston, New Jersey. I have been requested to render a counsel opinion with respect to the issuance of an unlimited number of shares of beneficial interest in the Trust pursuant to a registration statement to be filed with the Security and Exchange Commission.

In rendering this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction of such documents and other records as deemed necessary or advisable and have relied upon such representation of the trustees, officers and employees of the entity as I have considered reasonable, prudent and advisable for the purpose of this opinion. I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies or facsimiles.

Based upon the foregoing, I am of the opinion that the Shares have been duly authorized for issuance by all necessary action and, when issued in accordance with the terms of this offering, will be validly issued, fully paid and nonassessable by the Trust.

I hereby consent to the use of my name and to the reference to my firm in the Registration Statement and to the filing of a copy of this opinion as an exhibit thereto.



Very truly yours,



/s/ Ren Rong Pan
    Ren Rong Pan, Attorney at Law
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